Exhibit 1.01

Confidential Treatment Requested by Nasdaq

2nd Amendment dated as of

November 5, 2004

to the

MASTER AGREEMENT

dated as of

February 6, 2002

among

 National Association of Securities Dealers, Inc.

The Nasdaq Stock Market, Inc.

 American Stock Exchange, Inc.

 The Nasdaq-100 Trust

and

American Stock Exchange, LLC

This 2nd Amendment, dated as of November 5, 2004 (the “Effective Date”) is made by and among the National Association of Securities Dealers, Inc., a Delaware nonprofit corporation with its principal place of business located at 1735 K Street N.W., Washington, DC 20006 (“NASD”), The Nasdaq Stock Market, Inc., a Delaware corporation with its principal place of business located at One Liberty Plaza, 165 Broadway, New York, NY 10006 (“Nasdaq”), and the American Stock Exchange LLC, a Delaware limited liability corporation with its principal place of business located at 86 Trinity Place, New York, NY 10006 (“Amex”) (NASD, Nasdaq and Amex are collectively referred to herein as the “Parties” and individually as a “Party”), and for certain provisions, the American Stock Exchange Membership Corporation, a New York Type A not-for-profit corporation with its principal place of business located at 86 Trinity Place, New York, NY 10006 (“Old Amex”) and Nasdaq Financial Products Services, Inc., a Delaware corporation (“Nasdaq FPS”) (collectively with the Parties, the “Participants”). Unless otherwise herein defined, all defined terms shall have the meanings assigned to them in the Master Agreement. Further, all other provisions of the Master Agreement, as amended, shall remain in full force and effect, except as specifically amended herein.

RECITALS

WHEREAS, on February 6, 2002 (“Master Agreement Effective Date”) the Participants executed the Master Agreement to provide for certain transfers of Nasdaq Technology to Amex, to enter into certain business arrangements, and to provide for the means by which the Participants’ ongoing relationships would be governed (“Master Agreement”); and

WHEREAS, on December 9, 2002 (“First Amendment Effective Date”) the Participants executed the First Amendment to the Master Agreement (“First Amendment”) *****,

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and for good and valuable consideration, the Participants hereby amend the Master Agreement, as amended by the First Amendment, as follows:

ARTICLE 2

Transfer of Assets and Related Services

Section 2.03 is amended by deleting all previous provisions and substituting the following provisions. These provisions shall supersede all previous provisions of Section 2.03.

* ****              Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Section 2.03         Trading Rights.

Section 2.03.1.  ETFs.  Nasdaq agrees that, until *****, neither Nasdaq nor any of its Affiliates will list shares in any ETF that, as of the Master Agreement Effective Date: (i) is listed on the Amex; or (ii) Amex or its issuers publicly announced would be listed on the Amex.

Section 2.03.2.  Domestic Listing of QQQ.  Nasdaq and the QQQ Trust shall grant Amex a license to exclusively list and, on a non-exclusive basis, trade and market QQQ Domestically until November 30, 2004.  The Participants acknowledge that it is the intent of Nasdaq and the QQQ Trust to transfer the domestic listing of QQQ from the American Stock Exchange to The Nasdaq Stock Market on December 1, 2004.  Nasdaq, Amex and the QQQ Trust shall work together to create and distribute a press release announcing the switch of QQQ’s listing market.*****.

Section 2.03.3.  Domestic Fee.  Amex shall pay a fee of $1.6 million to Nasdaq for the right to list, trade and market QQQ during the period of January 1, 2003 to November 30, 2004 (the “Domestic Fee”.)  Amex shall pay Nasdaq the Domestic Fee in ten (10) equal monthly installments of $160,000 each.  Each installment shall be due the first of each month during the payment period.  The first monthly installment shall be due December 1, 2004 and the final monthly installment shall thus be due on September 1, 2005.

Section 2.03.4.  UTP Trading of QQQ.  Nasdaq shall grant Amex a non-exclusive license, effective December 1, 2004, to trade and market QQQ (“UTP License”) *****.

Section 2.03.5. International Listing of QQQ.  Nasdaq and the QQQ Trust shall grant Amex a license to list, trade and market, QQQ in each Foreign region until November 30, 2004.   For purposes of this Section 2.03.5, the license granted to Amex for Asia shall be limited to the *****.  In addition to the Domestic Fee, Amex will pay an

* ****              Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

additional annual fee of $500,000 to Nasdaq for the right to trade QQQ in Foreign regions.  Amex will begin paying this $500K additional annual fee upon its registration of QQQ for listing on any market in a Foreign region.  Although this annual fee shall be paid quarterly by Amex on a prorated basis, Amex will adjust the amount of its payment in the last quarter of each year to ensure that it has paid the entire $500K fee to Nasdaq on an annual basis.  If Amex does not trade QQQ in any market in a foreign region, it will no longer be liable to Nasdaq for the payment of this fee, provided, however, that if Amex lists or trades QQQ in any market in a Foreign region for at least one day in any quarter, Amex will remain liable to pay the entire quarterly fee to Nasdaq for such listing.

Section 2.03.6.  Reasonable Arrangements for Listing QQQ Internationally and Provisions for the Payment of Costs.   Amex shall pay all fees and expenses necessary to obtain the right to list QQQ in any Foreign region.  In addition, Amex shall reimburse Nasdaq for all reasonable expenses incurred by Nasdaq in connection with such listing, including, but not limited to, Nasdaq’s reasonable outside legal and other professional fees related to the filing by Nasdaq of all related applications and the obtaining by Nasdaq of all licenses, permits, consents and approvals required by applicable Governmental Entities. Nasdaq will use its best commercially reasonable efforts to facilitate the Amex’s right to list QQQ in any Foreign region within a reasonable time frame.  Amex will also be responsible for the payment of any incremental fees or expenses, including reasonable outside incremental legal and other professional fees, incurred by Nasdaq in addition to the normal fees and related expenses required to obtain permission to list QQQ in any Foreign region, if Nasdaq incurred such additional fees or expenses due to Amex’s failure to provide reasonable advance notice to Nasdaq of Amex’s intent to obtain the right to list QQQ in that region.  If Amex reimburses Nasdaq for such costs, and then begins listing QQQ in such Foreign region, Amex will then have the exclusive right to list QQQ in that Foreign region for a period of ***** from the date that Amex reimbursed Nasdaq for the costs that Nasdaq incurred in obtaining Amex’s right to list QQQ in that region.  If, however, Amex reimburses Nasdaq for such costs, and then refrains from listing or trading QQQ in such Foreign region, Amex will then have the exclusive right to list QQQ in that Foreign region for a period of ***** from the date that Amex reimbursed Nasdaq for the costs that Nasdaq incurred in obtaining Amex’s right to list QQQ in that Foreign region.  Upon the expiration of this ***** period, Nasdaq may then: (i) reimburse Amex for the fees and expenses paid by Amex to obtain the right to list QQQ in that Foreign region; and (ii) begin listing QQQ in that region.  If Nasdaq obtains the right to list QQQ in such Foreign region subsequent to any exclusivity period for Amex, then the parties will equally share the costs incurred by both parties for the right to list QQQ in that Foreign region.

Section 2.03.7.  Assignment of QQQ Symbol.  Amex agrees not assign the “QQQ” trading symbol to any other Amex listed security or ETF prior to December 1, 2009.

* ****              Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Section 2.05 is amended by deleting all of its previous provisions in their entirety.

Unless specifically modified above, all other provisions of Article 2 set forth in the First Amendment shall remain in full force and effect.

ARTICLE 13

Financial Procedures

Article 13 is amended by deleting all previous provisions and substituting the following provisions. These provisions shall supersede all previous provisions of Article 13.

Section 13.01.  Additional Payments.  Nasdaq agrees to pay Amex $500,000 in ten (10) equal installments of $50,000.  Each installment shall be due the first of each month during the payment period.  The first monthly installment shall be due December 1, 2004 and the final monthly installment shall thus be due on September 1, 2005.

Section 13.02.   Invoices.  All invoices may be paid by electronic funds transfer.  A Party may charge another Party Interest on any payments that the other Party has failed to pay within thirty (30) days of the payment due date. This Interest may be assessed monthly.

Section 13.03   Disputes.  The Parties shall resolve any remaining disagreements through the procedures set forth in Article 12. None of the Parties will have a right of set-off for amounts due or alleged to be due under the terms of this 2nd Amendment.

ARTICLE 15

Settlement of QQQ Related Claims

Section 15.01.  Full and Final Settlement.

The Participants each understand and agree that the provisions of this 2nd Amendment shall act as a release of all future claims and/or reimbursements that may arise from the Amex’s listing, trading and marketing of QQQ from the period from the Master Agreement Effective Date through November 30, 2004.  Upon execution of this 2nd Amendment, each Participant and each of its current and/or former officers, directors, agents, servants, employees, attorneys, insurers, assigns and indemnitees, shall irrevocably release, acquit and forever discharge the other Participants and their respective predecessors, successors, joint venturers, each of their respective current and/or former officers, directors, agents, servants, employees, attorneys, insurers, assigns and indemnitees, of and from any and all claims and/or reimbursements of whatsoever kind and nature, character and description, whether known or unknown, and whether anticipated, or unanticipated, arising from any acts or omissions related to the Amex’s listing, trading and marketing of QQQ from the period from the Master Agreement Effective Date through November 30, 2004.

All other provisions of the Master Agreement, as amended shall remain in full force and effect, except as specifically amended herein.

IN WITNESS WHEREOF, each of the Participants has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

American Stock Exchange, LLC		National Association of Securities
(“Amex”)		Dealers, Inc. (“NASD”)
By:	/s/ Peter Quick
		By:	/s/ T. Grant Callery
Name:	Peter Quick
		Name:	T. Grant Callery
Title:	President
		Title:	EVP and General Counsel

The Nasdaq Stock Market, Inc.		Nasdaq Financial Products Services, Inc.
(“Nasdaq”)		(“Nasdaq FPS”)

By:	/s/ David P. Warren	By:	/s/ John L. Jacobs

Name:	David P. Warren	Name:	John L. Jacobs

Title:	EVP	Title:	CEO

American Stock Exchange		American Stock Exchange
Membership Corporation (“Old Amex”)		Membership Corporation (“Old Amex”)

By:	/s/ Anthony J. Boglioli	By:	/s/James Hyde

Name:	Anthony J. Boglioli	Name:	James Hyde

Title:	Chairman-M.C.	Title:	DIR MC

American Stock Exchange		American Stock Exchange
Membership Corporation (“Old Amex”)		Membership Corporation (“Old Amex”)

By:	/s/ Ira Koondel	By:

Name:	Ira Koondel	Name:

Title:	Director M.C.	Title: